                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No.)



                             Drew Industries Inc.
                             --------------------
                               (Name of Issuer)


                            Common Stock, $0.01 Par
                            -----------------------
                        (Title of Class of Securities)


                                   26168L205
                                   ---------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement[__]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

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  CUSIP NO. 26168L205               13G                    PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northern Trust Corporation                   36-2723087
          The Northern Trust Company                   36-1561860
          Northern Trust Bank of Florida, NA           36-2798553
          Northern Trust Quantitative Advisors, Inc.   36-3608252

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

 2        Not Applicable                                      (a) [_]
                                                              (b) [_]

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      S.E.C. USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION

 4 Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois

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                          SOLE VOTING POWER

     NUMBER OF       5        1,380,594

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY
                     6           33,880
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER

    REPORTING        7        1,416,974

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH
                     8            2,000

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9        1,420,574

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

10        Not Applicable

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11            12.51

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      TYPE OF REPORTING PERSON

12        Northern Trust Corporation HC

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [__].

1.   (a)  Drew Industries Incorporated
          ----------------------------
          (Name of Issuer)

     (b)  200 Mamaronek Avenue, White Plains, NY 10601 USA
          ------------------------------------------------
          (Address of Issuer's Principal Executive Office)

2.   (a)  Northern Trust Corporation
          --------------------------
          (Name of Person Filing)

     (b)  50 South LaSalle Street, Chicago, Illinois 60675
          ------------------------------------------------
          (Address of Person Filing)

     (c)  U.S. (Delaware Corporation)
          ---------------------------
          (Citizenship)

     (d)  Common Stock, $0.01 Par
          -----------------------
          (Title of Class of Securities)

     (e)  26168L205
          ---------
          (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4.   (a)  1,420,574
          ---------
          (Amount Beneficially Owned)

     (b)  12.51
          -----
          (Percent of Class)

     (c)  Number of shares as to which such person has:

          (i)             1,380,594
                          ---------
               (Sole Power to Vote or to Direct the Vote)

          (ii)               33,880
                             ------
               (Shared Power to Vote or to Direct the Vote)

          (iii)           1,416,974
                          ---------
               (Sole Power to Dispose or Direct Disposition)

          (iv)                2,000
                              -----
               (Shared Power to Dispose or Direct Disposition)

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:



7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

   The Northern Trust Company
   50 South LaSalle Street
   Chicago, IL 60675

   Northern Trust Bank of Florida N.A.
   700 Brickell Avenue
   Miami, FL 33131

   Northern Trust Quantitative Advisors, Inc.
   50 South LaSalle Street
   Chicago, IL 60675


8. Identification and Classification of Members of the Group.

                                Not Applicable.

9. Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             NORTHERN TRUST CORPORATION


                                             By:  Perry R. Pero
                                                  -------------

                                                  _________________________

DATED:  01-10-00                             As its:  Vice Chairman
        --------                                      -------------

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop 1-4

                        RE: Drew Industries Incorporated
                            ----------------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION


                                             By:  Perry R. Pero
                                                  -------------

                                                  _________________________

DATED:  01-10-00                             As its:  Vice Chairman
        --------                                      -------------


The NORTHERN TRUST COMPANY

________________________________________
By: Perry R. Pero
    -------------
As its Vice Chairman
       -------------


NORTHERN TRUST BANK OF FLORIDA, NA


________________________________
By: Barry G. Hastings
---------------------
As its Authorized Representative
       -------------------------



NORTHERN TRUST QUANTITATIVE ADVISORS, INC.


________________________________
By: John Goodwin
----------------
As its Authorized Representative
       -------------------------